Exhibit 10.1

Portions of this exhibit marked [*] are requested to be treated confidentially

PRELIMINARY SERVICES AGREEMENT

This PRELIMINARY SERVICES AGREEMENT (this “Agreement”), dated as of April 8, 2015, is entered into by and among CorMedix Inc., a Delaware corporation with offices located at 1430 U.S. Highway 206, Suite 200, Bedminster, New Jersey 07921 (the “Company”), and (RC)2 Pharma Connect, LLC, a New Jersey limited liability company with offices located at 1200 MacArthur Boulevard, Suite 300, Mahwah, NJ 07430 (the “Provider”).

RECITALS

A.           The Company and the Provider have exchanged proposals (as per the attached Exhibit A) (the “Proposals”), pursuant to which the Provider has agreed to perform certain manufacturing services relating to the active pharmaceutical ingredient Taurolidine for the Company.

B.           The services to be performed by the Provider are set forth in a Purchase Orders attached as Exhibit B to this agreement (the “Orders”). The Orders includes a payment schedule and budget which sets forth the amounts to be paid by the Company to the Provider in exchange for the Provider’s manufacturing services.

c.           Capitalized terms not otherwise defined herein shall have the meanings given to them in the Proposals and the Orders.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Provider hereby agree as follows:

1.           SERVICES AND PAYMENT

(a)           Services.  The Provider shall perform the services and the Company shall pay the Provider in connection with certain events as contemplated by the Proposals and the Orders and as summarized below.

(i)	Critical Parameters Evaluation.

Under the Orders, the Provider is to invoice the Company a total of $[*] plus the cost of materials for the Critical Parameters Evaluation phase of the manufacturing project. Of this total, $[*] (plus materials) has been invoiced and paid by Cormedix. The Company and the Provider estimate that the balance of all amounts due for the Critical Parameters Evaluation phase (inclusive of the cost of materials) will be invoiced on or before April 15, 2015.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii)	cGMP Analytical Work.

Under the Orders, the Provider will complete the analytical and development work already in progress to support a cGMP 10kg “Demo” Batch at a cost to the Company of $[*]. The Company and the Provider estimate that the total amount due for the cGMP Analytical Work will be invoiced on or after April 15, 2015.

(iii)	cGMP 10 kg “Demo” Batch.

Under the Orders, the Provider will produce a 10 kg batch of Taurolidine at a cost to the Company of $[*]. The Company and the Provider estimate that the total amount due for the cGMP 10 kg “Demo” Batch will be invoiced upon the approval to produce the Engineering Batch on or after April 15, 2015.

(iv)	cGMP Engineering Batch.

Under the Orders, the Provider will produce an Engineering Batch of Taurolidine at a cost to the Company of approximately $[*]. The Company and the Provider estimate that the total amount due for the cGMP Engineering Batch will be invoiced on or after April 15, 2015.

(iii)	cGMP Validation Batches.

Under the Orders, the Provider will produce three validation batches of Taurolidine at a cost to the Company of $[*]. Of this total amount, the Company will pay in accordance with the following schedule:

(1)           Approximately $[*] upon approval to purchase raw materials, which the Company and the Provider estimate will occur on or after April 15, 2015.

(2)           Approximately $[*] upon the approval of the engineering and validation process, which the Company and the Provider estimate will occur on or after April 15, 2015.

(3)           Approximately $[*] to be paid in three equal installments of approximately $[*] upon the successful completion of each of the three cGMP Validation Batches, which the Company and the Provider estimate will occur between June 1 and July 30, 2015.

(iv)	Stability Program.

Under the Orders, the Provider will invoice the Company a total of $[*] in connection with the stability program.

(iii)	Estimated Commercial Cost.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

The Company and the Provider agree that the commercial cost of the Taurolidine is not expected to exceed $[*] per kilogram.

(vi)           Manufacturing Services Agreement.

The Company and the Provider agree to use their best efforts to negotiate a manufacturing services agreement within sixty (60) days of the date of this Agreement, which agreement would cover the business terms that are the subject of and contemplated in the Proposals and Orders.

(b)           Payment Procedures

(i)           Invoicing

The Provider shall invoice the Company for all amounts due under the Orders. The Company shall pay such invoices in cash in accordance with the Provider’s standard terms and conditions with respect to invoicing as described in the Proposals and Orders.

 (ii)           Provider’s Failure to Perform

As set forth in Section 3.2 of the Proposals, the Services to be performed by the Provider under the Proposals and the Orders shall be performed with requisite care, skill, and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified. In the event the Services performed do not meet the requirements of the Proposals in any material respect, the Provider shall, at the Company’s written request (which may be via e-mail), either promptly re-perform such Services at no additional cost to the Company or provide the Company with a full refund of amounts paid by the Company for such Services.

2.	PROVIDER’S REPRESENTATIONS AND WARRANTIES.

The Provider represents and warrants to the Company that as of the date hereof:

(a)           The Provider is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Provider has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(b)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Provider and constitutes the legal, valid and binding obligation of the Provider enforceable against the Provider in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)           The execution, delivery and performance by the Provider of this Agreement and the consummation by the Provider of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Provider, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Provider is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree applicable to the Provider, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Provider to perform its obligations hereunder.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Provider that, as of the date hereof:

(a)   The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(b)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Provider enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies

(c)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree applicable to the Company, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder

4.           CONFIDENTIAL INFORMATION.

(a) All technical, business, regulatory, and marketing information provided to Provider by on behalf of the Company, including but not limited to that concerning Taurolidine, and all information generated in the course of Provider’s performance under the Proposals and Orders, is considered by the Company to be proprietary and confidential (all of the foregoing, collectively, the “Company Confidential Information”).  Provider agrees to treat it as such, according the CorMedix Confidential Information the same protections as its own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection.  Provider agrees that it shall not disclose Company Confidential Information to any third party or use any Company Confidential Information for any purpose other than for the purposes of fulfilling its obligations under the Proposals and Orders.

(b) Nothing in this Section 4 shall be construed to prevent Provider from:

(i) disclosing Company Confidential Information to a court or regulatory authority as necessary in connection with its obligations under this Agreement, the Proposals or the Orders; or

(ii) disclosing such information as is required by law or judicial order to be disclosed,

provided that in either case Provider (i) provides advance written notice of such disclosure as soon as reasonably practicable, (ii) assists the Company, as reasonably requested by the Company, in seeking or obtaining confidential or protective treatment of such information, and (iii) minimizes the extent of such disclosure to the extent legally permissible.

(c) The confidentiality obligations of this Section 4 shall not extend to information which:

(i) is or becomes known to the public through no fault or action by Provider; or

(ii) is disclosed to Provider without restriction on disclosure by a third party not under an obligation of secrecy to the Company.

5.           INTELLECTUAL PROPERTY.

All materials, documents, and deliverables of any kind supplied to the Company from Provider or generated by Provider as a result of the services performed the Proposals or Orders or access to or knowledge of Company Confidential Information shall be the sole and exclusive property of the Company.  Provider hereby assigns all such materials, documents, and deliverables to the Company, including all associated intellectual property rights. Any invention, discovery, know-how or improvement that is conceived or made solely by one or more employees, consultants, agents, contractors, or representatives of Provider or jointly by employees, consultants, agents, contractors, or representatives of Provider or the Company in the course of the performance by Provider under the Proposals or Orders or as a result of Provider’s access to Company Confidential Information (collectively, “Inventions”) shall be owned by the Company.  Provider covenants and warrants that all employees, consultants, agents, contractors, or representatives of it are contractually or legally obligated to assign all of their rights in Inventions to Provider.  Provider hereby assigns to the Company all right, title, and interest in any Company Inventions and all associated patents rights and other intellectual property rights, free and clear of all liens, claims, or encumbrances.  Provider shall take all reasonable actions and execute all documents reasonably requested by the Company to effect the purposes of the foregoing.  Provider agrees to assist the Company, at the Company’s reasonable expense, in preparing and prosecuting patent applications and patent extensions or in obtaining other forms of intellectual property right protections on any Company Inventions assigned to the Company under this Section 5 which the Company elects to protect.

6.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Wilmington, State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c) Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d) Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the instruments referenced herein supersede all other prior oral or written agreements between the Provider, the Company, its Subsidiaries, their affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein (other than the Proposals and the Orders), and this Agreement, the Proposals, the Orders and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein. In the event of a conflict between the terms of this Agreement and the Proposals and/or Orders, the terms of this Agreement will control. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Provider.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be as follows.

If to the Company:

CorMedix Inc.
1430 U.S. Highway 206, Suite 200
Bedminster, NJ 07921
Telephone:  (908) 517-9500
Facsimile:  (908) 429-4307
Attention:  Chief Executive Officer

If to the Provider:

(RC)2 Pharma Connect, LLC
1200 MacArthur Boulevard, Suite 300
Mahwah, NJ 07430 Telephone:  908-275-8320
Facsimile:   201-962-7881
Attention:    William T. Cain, Ph.D.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(h) No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival.  The representations, warranties, agreements and covenants shall survive each Closing.

(j) Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

[Signature pages follow]

IN WITNESS WHEREOF, the Provider and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

CORMEDIX INC.

By:	/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer

[Signature page to Preliminary Services Agreement]

IN WITNESS WHEREOF, the Provider and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

PROVIDER:

(RC)2 PHARMA CONNECT, LLC

By:	/s/ William T. Cain
Name: William T. Cain
Title: Executive Vice President

[Signature page to Preliminary Services Agreement]

Exhibit A

Proposals

Proposal	Date	Work
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Exhibit B

Orders

Purchase Order	Date	Work
[*]	[*]	[*]
[*]	[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.